Exhibit 10.28.3
FORM OF
CVR ENERGY, INC.
2007 LONG TERM INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT, made as of the ___ day of                     , 20___ (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).
     WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and
     WHEREAS, the Committee responsible for administration of the Plan has determined to grant an option to the Grantee as provided herein.
     NOW, THEREFORE, the parties hereto agree as follows:
1. Grant of Restricted Stock.
     1.1 The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company,                      shares of Restricted Stock on the terms and conditions set forth in this Agreement.
     1.2 This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference); and except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
2. Rights of Grantee.
     Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the shares of Restricted Stock (whether or not the restrictions thereon shall have lapsed), including the right to vote the shares of Restricted Stock and the right to receive dividends thereon.
3. Vesting.
     The Restricted Stock granted hereunder shall vest immediately upon the Grant Date, but remain subject to the stock retention guidelines included in the Corporate Governance Guidelines of the Company, as in effect on the date of the award.
4. Delivery of Shares.
     Certificates representing the shares of Restricted Stock shall be delivered to the Grantee as soon as practicable following the Grant Date. The Grantee may receive, hold, sell or otherwise dispose of those shares delivered to him or her pursuant to this Section, subject to the restrictions described in Section 3 and subject to compliance with all federal, state and other similar securities laws.
5. Ceasing to Serve as Director.
     In the event the Grantee ceases to serve as a director for any reason, the restrictions described in Section 3 will lapse.
6. Dividend Rights.
     All dividends declared and paid by the Company on shares of Restricted Stock shall be paid to the Grantee.
7. Withholding of Shares for Taxes.
     The Company and the Grantee shall agree on arrangements necessary for the Grantee to pay such Grantee’s estimated federal and state income taxes associated with the taxable income generated by the vesting and delivery of the shares. At the Grantee’s election, the Company shall withhold delivery of a number of shares, and deliver payment to Grantee in an amount, equal to the product of the Fair Market Value of the shares as of the vesting date, multiplied by such Grantee’s statutory supplemental federal and state rates.
8. Grantee Bound by the Plan.
     The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.
9. Modification of Agreement.
     This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
10. Severability.
     Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
11. Governing Law.
     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
12. Successors in Interest.
     This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this

Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators and successors.
13. Resolution of Disputes.
     Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.		GRANTEE

By:	John J. Lipinski	Print Name:
Title:	Chief Executive Officer and President
[Signature Page to Director Restricted Stock Agreement]